Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES ISSUANCE OF $125 MILLION

OF 3.65% SENIOR UNSECURED NOTES DUE JANUARY 2033

NEW YORK, NY, January 23, 2023 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today the issuance of $125 million of senior unsecured notes priced at a fixed rate of 3.65% and maturing January 20, 2033 pursuant to note purchase and guarantee agreements entered into in February 2022 and previously announced.

Proceeds from the senior unsecured notes issuance were used to prepay in full the Company’s $75 million 5.35% Series B senior unsecured notes due June 2, 2023, including related transaction expenses, and to fund investment activity.

The senior unsecured notes were issued in a private placement with affiliates of The Prudential Insurance Company of America (“Prudential”), Massachusetts Mutual Life Insurance Company (“MassMutual”), and New York Life Insurance Company (“New York Life”).

The senior unsecured notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

This press release is for informational purposes only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of December 31, 2022, the Company’s portfolio included 1,039 freestanding properties located in 38 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com